Exhibit 5.1

July 26, 2017

Coeur Mining, Inc.
104 S. Michigan Avenue
Suite 900
Chicago, Illinois 60603

Re:	Coeur Mining, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Coeur Mining, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries and affiliates listed on Annex A hereto (the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $250,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2024 (the “New Notes”) in exchange for a like principal amount of the Company’s outstanding 5.875% Senior Notes due 2024 (the “Outstanding Notes”).

The New Notes are to be issued pursuant to the Indenture, dated as of May 31, 2017 (the “Indenture”), among the Company, the Guarantors party thereto and The Bank of New York Mellon, as trustee (the “Trustee”), and are or will be guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by the Guarantors (the “Guarantees”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Outstanding Notes and the Guarantees related thereto and the forms of the New Notes and the Guarantees related thereto, and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

Coeur Mining, Inc.
July 26, 2017

We are not admitted or qualified to practice law in Idaho. Therefore, we have relied upon the opinion of Perkins Coie LLP, Idaho counsel to Coeur Explorations, Inc., one of the Guarantors, filed as an exhibit to the Registration Statement, with respect to matters governed by the laws of Idaho.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the New Notes and the Guarantees related thereto are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantees of the New Notes will constitute legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.

The opinion expressed above is subject to the following additional assumptions, exceptions, qualifications and limitations:

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinion above. This opinion is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Coeur Mining, Inc.
July 26, 2017

We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any purported fraudulent transfer “savings” clause; (iv) any waiver of the right to jury trial or (v) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the New Notes and Guarantees” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/ GIBSON, DUNN & CRUTCHER LLP

ANNEX A

Guarantors

Guarantor	State of Incorporation / Formation
Coeur Alaska, Inc.	Delaware
Coeur Capital, Inc.	Delaware
Coeur Explorations, Inc.	Idaho
Coeur Rochester, Inc.	Delaware
Coeur South America Corp.	Delaware
Wharf Resources (U.S.A.), Inc.	Colorado
Wharf Resources Management Inc.	Delaware
Wharf Reward Mines Inc.	Delaware
Wharf Gold Mines Inc.	Delaware
Golden Reward Mining Company Limited Partnership	Delaware